Exhibit 99.1

NEWS RELEASE

Pactiv Evergreen Reports Second Quarter 2023 Financial Results

Delivered on our commitments and achieved important milestone in Beverage Merchandising Restructuring

Second Quarter 2023 Financial Highlights:

•
Net Revenues of $1,426 million for the second quarter of 2023 were down 13% compared to $1,640 million in the second quarter of 2022 and approximately flat compared to $1,431 million in the first quarter of 2023.
•
Net Loss of $139 million for the second quarter of 2023 compared to $74 million of net income in the second quarter of 2022 and a net loss of $133 million in the first quarter of 2023.
•
Adjusted EBITDA1 of $217 million for the second quarter of 2023 decreased 13% compared to $249 million in the second quarter of 2022 and increased 15% compared to $189 million in the first quarter of 2023.
•
Diluted loss per share of $0.78 for the second quarter of 2023 compared to diluted earnings per share of $0.40 in the second quarter of 2022 and diluted loss per share of $0.76 in the first quarter of 2023.
•
Adjusted EPS1 of $0.20 for the second quarter of 2023 compared to $0.38 in the second quarter of 2022 and $0.13 in the first quarter of 2023.

LAKE FOREST, Ill., (August 2, 2023) - Pactiv Evergreen Inc. (“Pactiv Evergreen” or the “Company”) today reported results for the second quarter of 2023. Michael King, President and Chief Executive Officer of Pactiv Evergreen, said, “The Company delivered strong results that reflect the inherent resilience of our business as well as decisive actions to maintain cost discipline. Overall volumes continue to be impacted by inflationary headwinds on consumer spending; however, the Company has successfully positioned its portfolio to emphasize value over volume and deliver on behalf of its customers. Further, the Company’s focus on operational excellence and waste elimination continue to yield improvements in controllable costs. The Company also successfully ceased operations at its Canton mill on May 24, ahead of previous guidance, which is a testament to the integrity, hard work and diligent planning of the entire Pactiv Evergreen organization. The Company remains well-positioned to capitalize on the positive long-term fundamentals in the industry, and we are confident that the actions we have taken this year will not only strengthen that position but enhance our ability to deliver attractive returns and enhance shareholder value in the future.”

Jon Baksht, Chief Financial Officer of Pactiv Evergreen, added, “We are committed to aggressively reducing our net leverage and driving free cash flow growth. During the second quarter, we repaid $180 million of our U.S. term loans Tranche B-2, bringing our year to date debt reduction to $296 million and further reducing our floating rate interest exposure to 24% of our total debt outstanding, compared to 53% at this time last year. The Company was able to accomplish this despite incurring a substantial portion of the expected Beverage Merchandising cash restructuring costs during the quarter. The Company also continues to optimize its working capital levels and remains on track to deliver on its free cash flow guidance for 2023.”

1 Adjusted EBITDA and Adjusted EPS are non-GAAP measures. Refer to their definitions in the discussion on non-GAAP financial measures and the accompanying reconciliations below.

Beverage Merchandising Restructuring Update

On March 6, 2023, the Company announced the Beverage Merchandising Restructuring, a plan to take significant restructuring actions related to its legacy Beverage Merchandising operations. During the second quarter of 2023, the Company ceased operations at its Canton, North Carolina mill and its converting facility in Olmsted Falls, Ohio and production from the Olmsted Falls facility was reallocated to other sites. In addition, effective April 1, 2023, the Company reorganized its management structure by combining the Beverage Merchandising and Food Merchandising businesses. The Company also continues to explore strategic alternatives for its Pine Bluff, Arkansas mill and Waynesville, North Carolina facility. The Company has not set a timetable in relation to this process.

As a result of the restructuring, the Company incurred $187 million of non-cash charges during the second quarter of 2023 (year-to-date: $310 million) and currently expects to incur total non-cash charges in the range of $325 million to $330 million. These non-cash charges are related to the acceleration of depreciation of property, plant and equipment and other non-cash charges. The Company also incurred $29 million of cash-based charges during the second quarter of 2023 (year-to-date: $93 million) related to severance and associated benefits and exit, disposal and other transition costs and currently expects to incur total cash-based charges in the range of $130 million to $160 million.

All the above estimates are provisional and include significant management judgments and assumptions that could change materially as the Company executes its plan. Actual results may differ from these estimates, and the execution of the plan could result in additional restructuring charges or impairments not reflected above.

“With the ceasing of operations at the Canton mill and at Olmsted Falls, I want to sincerely thank all of the impacted employees for their dedication throughout the process. We remain committed to doing what’s right, treating everyone with respect and delivering on all of our commitments to our people, customers, shareholders and the communities where we operate,” said Mr. King.

Change in Segments

In the second quarter of 2023, in conjunction with the Beverage Merchandising Restructuring, the Company implemented a new operating and reporting structure resulting in the combination of our legacy Food Merchandising and Beverage Merchandising segments, creating our Food and Beverage Merchandising segment. The Company also reorganized the management of certain product lines from our Foodservice segment to our Food and Beverage Merchandising segment. As of the end of the second quarter of 2023, management analyzes the results of the business through its Foodservice and Food and Beverage Merchandising segments. All prior periods have been recast to reflect the current reportable segment structure and the change in the management of certain product lines.

Second Quarter 2023 Results vs. Second Quarter 2022 Results

Net revenues in the second quarter of 2023 were $1,426 million compared to $1,640 million in the second quarter of 2022. The decrease was largely due to lower sales volume, the disposition of Beverage Merchandising Asia on August 2, 2022, and the closure of our Canton, North Carolina mill operations during the second quarter of 2023. Lower sales volume was mainly due to a focus on value over volume and the market softening amid inflationary pressures.

Net loss was $139 million, or $0.78 per diluted share, in the second quarter of 2023 compared to $74 million of net income, or $0.40 per diluted share, in the second quarter of 2022. The decrease was mostly due to lower gross profit and restructuring, asset impairment and other related charges, both of which were driven by a total of $216 million of charges associated with the Beverage Merchandising Restructuring. These decreases were partially offset by a $53 million decrease in tax expense, mainly attributable to the aforementioned restructuring.

Adjusted EBITDA1 was $217 million and Adjusted EPS1 was $0.20 in the second quarter of 2023 compared to $249 million and $0.38, respectively, in the second quarter of 2022. The decrease in Adjusted EBITDA1 was primarily attributable to lower sales volume and higher manufacturing costs as well as the impact from the disposition of Beverage Merchandising Asia and the closure of our Canton, North Carolina mill operations, partially offset by lower transportation costs. In addition to the aforementioned items, the decrease in Adjusted EPS1 was partly due to an increase in interest expense, which was driven by higher interest rates on our variable rate term loans.

Segment Results

Foodservice

	For the Three Months Ended June 30,				Components of Change in Net Revenues
(In millions, except for %)	2023	2022	Change	% Change	Price/Mix	Volume
Total segment net revenues	$656	$749	$(93)	(12)%	(6)%	(6)%
Segment Adjusted EBITDA	$128	$161	$(33)	(20)%
Segment Adjusted EBITDA margin	20%	21%

The decrease in net revenues was primarily due to lower sales volume and unfavorable pricing largely due to a continued focus on value over volume and the contractual pass-through of lower material costs.

The decrease in Adjusted EBITDA was due to unfavorable pricing, net of costs passed through, lower sales volume and higher manufacturing costs, partially offset by lower transportation costs.

Food and Beverage Merchandising

	For the Three Months Ended June 30,				Components of Change in Net Revenues
(In millions, except for %)	2023	2022	Change	% Change	Price/Mix	Volume	Dispositions / Mill Closure	FX
Total segment net revenues	$805	$906	$(101)	(11)%	4%	(7)%	(9)%	1%
Segment Adjusted EBITDA	$109	$111	$(2)	(2)%
Segment Adjusted EBITDA margin	14%	12%

The decrease in net revenues was driven by lower sales volume, the disposition of Beverage Merchandising Asia and the closure of our Canton, North Carolina mill operations. Sales volume was lower mainly due to a focus on value over volume and the market softening amid inflationary pressures. These decreases were partially offset by favorable pricing, driven by pricing actions taken to offset higher input costs.

The decrease in Adjusted EBITDA was due to higher manufacturing costs, lower sales volume, the closure of our Canton, North Carolina mill operations and the disposition of Beverage Merchandising Asia, partially offset by favorable pricing, net of material costs passed through, and lower transportation and employee-related costs.

Second Quarter 2023 Results vs. First Quarter 2023 Results

Net revenues in the second quarter of 2023 were $1,426 million compared to $1,431 million in the first quarter of 2023. Higher sales volume due to seasonal trends was offset by the closure of the Canton, North Carolina mill operations during the second quarter of 2023 and unfavorable pricing, driven by the contractual pass-through of lower material costs.

Net loss was $139 million, or $0.78 per diluted share, in the second quarter of 2023 compared to $133 million, or $0.76 per diluted share, in the first quarter of 2023. The larger net loss was mostly due to $29 million of higher charges associated with the Beverage Merchandising Restructuring, partially offset by higher sales volume and lower transportation costs.

Adjusted EBITDA1 was $217 million and Adjusted EPS1 was $0.20 in the second quarter of 2023 compared to $189 million and $0.13, respectively, in the first quarter of 2023. The increases in Adjusted EBITDA1 and Adjusted EPS1 were both primarily due to lower manufacturing costs, higher sales volume and lower transportation costs, partially offset by unfavorable pricing, net of costs passed through, and the closure of the Canton, North Carolina mill operations.

Segment Results

Foodservice

	For the Three Months Ended
	June 30,	March 31,			Components of Change in Net Revenues
(In millions, except for %)	2023	2023	Change	% Change	Price/Mix	Volume
Total segment net revenues	$656	$614	$42	7%	(3)%	10%
Segment Adjusted EBITDA	$128	$106	$22	21%
Segment Adjusted EBITDA margin	20%	17%

The increase in net revenues was due to higher sales volume due to seasonal trends, partially offset by unfavorable pricing predominantly due to the contractual pass-through of lower material costs.

The increase in Adjusted EBITDA was due to higher sales volume and lower manufacturing costs, partially offset by unfavorable pricing, net of costs passed through, and higher employee-related costs.

Food and Beverage Merchandising

	For the Three Months Ended				Components of Change in Net Revenues
(In millions, except for %)	June 30, 2023	March 31, 2023	Change	% Change	Price/Mix	Volume	Mill Closure
Total segment net revenues	$805	$850	$(45)	(5)%	(2)%	2%	(5)%
Segment Adjusted EBITDA	$109	$101	$8	8%
Segment Adjusted EBITDA margin	14%	12%

The decrease in net revenues was mainly due to the closure of the Canton, North Carolina mill operations. Higher sales volume due to seasonal trends was offset by unfavorable pricing.

The increase in Adjusted EBITDA was largely due to lower manufacturing costs and higher sales volume, partially offset by unfavorable pricing, net of material costs passed through, and the closure of the Canton, North Carolina mill operations.

Balance Sheet and Cash Flow Highlights

The Company continues to deliver on its commitment to strengthen its balance sheet. Since December 31, 2022, the Company reduced its total outstanding debt, mostly due to $290 million of early repayments, and Net Debt2 also declined. Free Cash Flow2 was positive during the second quarter of 2023, inclusive of cash payments related to the Beverage Merchandising Restructuring. The Company’s Board of Directors declared a second quarter 2023 dividend on August 1, 2023 of $0.10 per share of common stock, payable on September 15, 2023 to shareholders of record as of August 31, 2023.

(In millions)	As of June 30, 2023	(In millions)	For the Three Months Ended June 30, 2023
Total outstanding debt	$3,840	Net cash flow provided by operating activities	$127
Cash and cash equivalents	(302)	Capital expenditures	(53)
Net Debt[2]	$3,538	Free Cash Flow[2]	$74

Outlook

“The Company expects to be at the high end of the existing range for full year 2023 Adjusted EBITDA1 guidance of $775 million to $800 million. The Company also maintained its guidance for full year 2023 Free Cash Flow2, which includes the cash costs related to the Beverage Merchandising Restructuring. We remain cautious about the macroeconomic backdrop; however, we are encouraged by our current momentum and the year over year comparisons in the second half of 2023,” said Mr. King.

The Company has not reconciled the non-GAAP measure Adjusted EBITDA to the GAAP measure net (loss) income on a forward-looking basis in this release because the Company does not provide guidance for certain of the reconciling items on a consistent basis, including but not limited to items relating to restructuring, asset impairment and other related charges, depreciation and amortization expense, net interest expense and income taxes, which would be required to include a reconciliation of Adjusted EBITDA to GAAP net (loss) income, as the Company is unable to quantify these amounts without unreasonable efforts.

Conference Call and Webcast Presentation

The Company will host a conference call and webcast presentation to discuss these results on August 3, 2023 at 8:30 a.m. U.S. Eastern Time. Investors interested in participating in the live call may register for the call here. Participants may also access the live webcast and supplemental presentation on the Pactiv Evergreen Investor Relations website at https://investors.pactivevergreen.com/financial-information/sec-filings under “News & Events.” The Company may from time to time use this Investor Relations website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is a leading manufacturer and distributor of fresh foodservice and food merchandising products and fresh beverage cartons in North America. The Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.

2 Net Debt and Free Cash Flow are non-GAAP measures. Refer to their definitions in the discussion on non-GAAP financial measures below.

Note to Investors Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our guidance as to our future financial and operational results; our ability to deliver attractive returns and enhance shareholder value in the future; and the expected timelines and amount and type of cash and non-cash charges that we expect to incur in connection with the Beverage Merchandising Restructuring and the timing thereof. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “likely” or “continue,” the negative of these terms and other comparable terminology. These statements are only predictions based on our expectations and projections about future events as of the date of this press release and are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause actual results to differ materially from those expressed or implied by such statements, including, among others, those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission, or SEC, and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023 filed with the SEC. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement the Company makes. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Except as otherwise required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

The Company uses the following financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted EBITDA, Adjusted EPS, Free Cash Flow and Net Debt.

The Company defines Adjusted EBITDA as net (loss) income calculated in accordance with GAAP plus the sum of income tax expense (benefit), net interest expense, depreciation and amortization and further adjusted to exclude certain items, including but not limited to restructuring, asset impairment and other related charges, gains on the sale of businesses and noncurrent assets, non-cash pension income or expense, operational process engineering-related consultancy costs, business acquisition and integration costs and purchase accounting adjustments, unrealized gains or losses on derivatives, foreign exchange losses on cash and gains or losses on certain legal settlements.

The Company defines Adjusted EPS as diluted (loss) earnings per share (“EPS”) calculated in accordance with GAAP adjusted for the after-tax effect of certain items, including but not limited to restructuring, asset impairment and other related charges, gains on the sale of businesses and noncurrent assets, non-cash pension income or expense, operational process engineering-related consultancy costs, business acquisition and integration costs and purchase accounting adjustments, unrealized gains or losses on derivatives, foreign exchange losses on cash and gains or losses on certain legal settlements.

The Company defines Free Cash Flow as net cash provided by operating activities, less capital expenditures.

The Company defines Net Debt as the sum of current and long-term debt, less cash and cash equivalents.

The Company has provided herein a reconciliation of (i) net (loss) income to Adjusted EBITDA, (ii) diluted (loss) EPS to Adjusted EPS, (iii) net cash provided by operating activities to Free Cash Flow and (iv) total debt to Net Debt, in each case representing the most directly comparable GAAP financial measures.

The Company presents Adjusted EBITDA to assist in comparing performance from period to period and as a measure of operational performance. It is a key measure used by its management team to generate future operating plans, make strategic decisions and incentivize and reward its employees. In addition, its management and Chief Operating Decision Maker, who is the President and Chief Executive Officer, use the Adjusted EBITDA of each reportable segment to evaluate its respective operating performance. Accordingly, the Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as its management and board of directors. Like Adjusted EBITDA, management believes Adjusted EPS is useful to investors, analysts and others to facilitate operating performance comparisons on a period-to-period basis because it excludes variations primarily caused by changes in the items noted above.

The Company presents Free Cash Flow to assist in comparing liquidity from period to period and to provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, and also, as with Adjusted EBITDA, to generate future operating plans, make strategic decisions and incentivize and reward its employees. The Company believes that this measure is useful to investors in evaluating cash available to service and repay debt, make other investments and pay dividends. The Company presents Net Debt as a supplemental measure to review the liquidity of its operations and measure the Company’s credit position and progress toward leverage targets. The Company also believes that investors find this measure useful in evaluating its debt levels.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP metrics may not be the same as or comparable to similar non-GAAP financial measures presented by other companies. Because of these and other limitations, you should consider them alongside other financial performance measures, including our net income and other GAAP results. In addition, in evaluating Adjusted EBITDA, Adjusted EPS and other metrics derived from them, you should be aware that in the future the Company will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and Adjusted EPS and you should not infer from our presentation of Adjusted EBITDA and Adjusted EPS that our future results will not be affected by these expenses or any unusual or non-recurring items.

Contact:

Curt Worthington

847.482.2040

InvestorRelations@pactivevergreen.com

Pactiv Evergreen Inc.

Condensed Consolidated Statements of (Loss) Income

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2023	2023	2022
Net revenues	$1,426	$1,431	$1,640
Cost of sales	(1,342)	(1,316)	(1,332)
Gross profit	84	115	308
Selling, general and administrative expenses	(136)	(130)	(148)
Restructuring, asset impairment and other related charges	(32)	(73)	(1)
Other income, net	4	—	12
Operating (loss) income	(80)	(88)	171
Non-operating expense, net	(3)	(1)	(2)
Interest expense, net	(64)	(63)	(50)
(Loss) income before tax	(147)	(152)	119
Income tax benefit (expense)	8	19	(45)
Net (loss) income	(139)	(133)	74
Income attributable to non-controlling interests	—	(1)	(1)
Net (loss) income attributable to Pactiv Evergreen Inc. common shareholders	$(139)	$(134)	$73

(Loss) earnings per share attributable to Pactiv Evergreen Inc. common shareholders
Basic	$(0.78)	$(0.76)	$0.41
Diluted	$(0.78)	$(0.76)	$0.40

Weighted-average shares outstanding - basic	178.5	178.4	177.7
Weighted-average shares outstanding - diluted	178.5	178.4	178.3

Pactiv Evergreen Inc.

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	As of June 30, 2023	As of March 31, 2023	As of June 30, 2022
Assets
Cash and cash equivalents	$302	$427	$246
Accounts receivable, net	468	484	527
Related party receivables	38	66	50
Inventories	927	983	1,103
Other current assets	114	109	137
Assets held for sale	—	—	131
Total current assets	1,849	2,069	2,194
Property, plant and equipment, net	1,488	1,675	1,759
Operating lease right-of-use assets, net	268	255	271
Goodwill	1,815	1,815	1,814
Intangible assets, net	1,034	1,049	1,096
Other noncurrent assets	176	172	151
Total assets	$6,630	$7,035	$7,285
Liabilities
Accounts payable	$352	$379	$493
Related party payables	8	17	9
Current portion of long-term debt	18	18	30
Current portion of operating lease liabilities	62	64	63
Income taxes payable	3	8	6
Accrued and other current liabilities	402	430	372
Liabilities held for sale	—	—	24
Total current liabilities	845	916	997
Long-term debt	3,822	4,004	4,207
Long-term operating lease liabilities	220	205	219
Deferred income taxes	255	278	257
Long-term employee benefit obligations	59	59	196
Other noncurrent liabilities	144	163	140
Total liabilities	$5,345	$5,625	$6,016
Total equity attributable to Pactiv Evergreen Inc. common shareholders	1,282	1,406	1,264
Non-controlling interests	3	4	5
Total equity	$1,285	$1,410	$1,269
Total liabilities and equity	$6,630	$7,035	$7,285

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Operating Activities:
Net (loss) income	$(139)	$(133)	$27	$176	$74
Adjustments to reconcile net (loss) income to operating cash flows:
Depreciation and amortization	259	174	84	85	86
Deferred income taxes	(28)	(39)	(14)	50	27
Unrealized (gains) losses on derivatives	(1)	2	—	10	(1)
Restructuring related non-cash and asset impairment charges (net of reversals)	9	32	—	56	—
(Loss) gain on sale of businesses and noncurrent assets	1	—	—	(239)	—
Non-cash portion of employee benefit obligations	3	1	3	(44)	3
Non-cash portion of operating lease expense	19	21	20	21	22
Other non-cash items, net	10	6	8	11	16
Change in assets and liabilities:
Accounts receivable, net	46	(53)	79	4	(43)
Inventories	47	61	58	(35)	(154)
Accounts payable	(38)	11	(45)	(66)	61
Operating lease payments	(20)	(21)	(20)	(21)	(21)
Accrued and other current liabilities	(28)	10	(21)	67	(1)
Other assets and liabilities	(13)	16	(6)	—	(23)
Net cash provided by operating activities	127	88	173	75	46
Investing Activities:
Acquisition of property, plant and equipment	(53)	(63)	(89)	(55)	(64)
Disposal of businesses and joint venture equity interests, net of cash disposed	—	1	(6)	317	—
Other investing activities	(1)	2	1	3	—
Net cash (used in) provided by investing activities	(54)	(60)	(94)	265	(64)
Financing Activities:
Long-term debt repayments	(182)	(112)	(95)	(6)	(5)
Dividends paid to common shareholders	(18)	(18)	(17)	(18)	(18)
Other financing activities	(2)	(5)	(2)	(2)	(3)
Net cash used in financing activities	(202)	(135)	(114)	(26)	(26)
Effect of exchange rate changes on cash and cash equivalents	4	1	2	(3)	(3)
(Decrease) increase in cash and cash equivalents	(125)	(106)	(33)	311	(47)
Cash and cash equivalents, including amounts classified as held for sale, as of beginning of the period(1)	427	533	566	255	302
Cash and cash equivalents as of end of the period(1)	$302	$427	$533	$566	$255

(1) Includes $2 million, $7 million, $9 million and $19 million of cash and cash equivalents classified as current assets held for sale as of December 31, 2022, September 30, 2022, June 30, 2022 and March 31, 2022, respectively.

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Net Revenues to Total Net Revenues

(in millions)

(unaudited)

	For the Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
Reportable segment net revenues
Foodservice	$656	$614	$749
Food and Beverage Merchandising	805	850	906
Other	—	2	27
Intersegment revenues	(35)	(35)	(42)
Total net revenues	$1,426	$1,431	$1,640

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Adjusted EBITDA to Adjusted EBITDA

(in millions)

(unaudited)

	For the Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
Reportable segment Adjusted EBITDA
Foodservice	$128	$106	$161
Food and Beverage Merchandising	109	101	111
Other	—	—	2
Unallocated	(20)	(18)	(25)
Adjusted EBITDA (Non-GAAP)	$217	$189	$249

Pactiv Evergreen Inc.

Reconciliations of Net (Loss) Income to Adjusted EBITDA and Diluted EPS to Adjusted EPS

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended
	June 30, 2023		March 31, 2023		June 30, 2022
	Net loss to Adjusted EBITDA	Diluted EPS to Adjusted EPS	Net loss to Adjusted EBITDA	Diluted EPS to Adjusted EPS	Net income to Adjusted EBITDA	Diluted EPS to Adjusted EPS
Net (loss) income / Diluted EPS (Reported GAAP Measure)	$(139)	$(0.78)	$(133)	$(0.76)	$74	$0.40
Income tax (benefit) expense	(8)		(19)		45
Interest expense, net	64		63		50
Depreciation and amortization (excluding restructuring-related charges)	82		84		86
Beverage Merchandising Restructuring charges(1)	216	0.98	187	0.87	—	—
Other restructuring and asset impairment charges (reversals)	1	—	(1)	—	1	—
Loss on sale of businesses and noncurrent assets	1	—	—	—	—	—
Non-cash pension expense(2)	3	0.01	1	—	2	0.01
Operational process engineering-related consultancy costs(3)	—	—	—	—	1	—
Business integration costs(4)	—	—	—	—	2	0.01
Unrealized (gains) losses on commodity derivatives	(1)	—	2	0.01	(1)	—
Foreign exchange (gains) losses on cash	(2)	(0.01)	4	0.01	—	—
Executive transition charges(5)	—	—	—	—	2	0.01
Losses (gains) on legal settlements(6)	—	—	1	—	(15)	(0.06)
Costs associated with legacy facility(7)	—	—	—	—	3	0.01
Other	—	—	—	—	(1)	—
Adjusted EBITDA / Adjusted EPS(8) (Non-GAAP Measure)	$217	$0.20	$189	$0.13	$249	$0.38

(1)
Reflects charges related to the Beverage Merchandising Restructuring, including $177 million and $90 million of accelerated depreciation expense for the three months ended June 30, 2023 and March 31, 2023, respectively.
(2)
Reflects the non-cash pension expense related to our employee benefit plans.
(3)
Reflects the costs incurred to evaluate and improve the efficiencies of our manufacturing and distribution operations.
(4)
Reflects integration costs related to Fabri-Kal.
(5)
Reflects charges relating to key executive retirement and separation agreements.
(6)
Reflects losses (gains), net of costs, arising from the settlement of certain historical legal actions.
(7)
Reflects costs related to a closed facility that was sold prior to our acquisition of the entity.
(8)
Income tax (benefit) expense, interest expense, net and depreciation and amortization (excluding restructuring-related charges) are not adjustments from diluted EPS to calculate Adjusted EPS. Adjustments were tax effected using the applicable effective income tax rate for each period. For the three months ended June 30, 2023, March 31, 2023 and June 30, 2022, the tax effect of the adjustments were income of $0.24 per diluted share, income of $0.20 per diluted share and a loss of $0.01 per diluted share, respectively.